NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Brent Vandermause
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces March and First Quarter 2024 Catastrophe Losses and Implemented Rates

NORTHBROOK, Ill., April 18, 2024 –The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of March of $328 million or $259 million, after-tax.
March month catastrophe losses include six events estimated at $343 million or $271 million, after-tax, with approximately 80% of the losses related to one hail event, partially offset by favorable reserve reestimates for prior events. Total catastrophe losses for the first quarter were $731 million, pre-tax.
Rate increases for Allstate brand auto insurance resulted in a premium impact of 0.9% for the month of March and 2.4% year-to-date. Rate increases for Allstate brand homeowners insurance have resulted in a premium impact of 0.7% for the month of March and 3.4% year-to-date. Implemented rate increases and inflation in insured home replacement costs resulted in a 11.9% increase in homeowners insurance average gross written premium in March 2024 compared to the prior year. Our implemented rate exhibit for auto and homeowners insurance has been posted on www.allstateinvestors.com.
Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
# # # #